EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Panacos Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-128135, No. 333-124894, No. 333-123997, No. 333-123781, No. 333-113182, No. 333-111186, No. 333-57418 and No. 333-132740) on Form S-3 and No. 333-104049, No. 333-104050, No. 333-108733, No. 333-108734 and No. 333-124089 on Form S-8 of Panacos Pharmaceuticals, Inc. (a development stage company), of our reports dated March 9, 2007, with respect to the consolidated balance sheets of Panacos Pharmaceuticals, Inc. (a development stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005, and the period from September 29, 1999 (inception) to December 31, 2006, which included an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Panacos Pharmaceuticals, Inc.

Our report on the cumulative consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit), and cash flows for the period September 29, 1999 (inception) to December 31, 2006 include amounts for the period from September 29, 1999 (inception) to December 31, 2004, which were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period September 29, 1999 through December 31, 2004 is based solely on the report of other auditors.

/s/ KPMG LLP

Boston, Massachusetts

March 9, 2007